Exhibit 99.2

Contacts:

Merck:

Media: Ian McConnell +1 908-423-3046 Ian.Mcconnell@Merck.com

Claire Mulhearn +1 908-423-7425 Claire.Mulhearn@Merck.com

Investors: Carol Ferguson +1 908-423-4465 Carol.Ferguson@Merck.com

Justin Holko +1 908-423-5088 Justin.Holko@Merck.com

Endocyte:

Media: Martina Schwarzkopf, Ph.D., Russo Partners +1 212- 845-4292 martina.schwarzkopf@russopartnersllc.com

Tony Russo, Ph.D., Russo Partners, (212) 845-4251 tony.russo@russopartnersllc.com

Investors: Stephanie Ascher, Stern Investor Relations, Inc., +1 212-362-1200 stephanie@sternir.com

FOR IMMEDIATE RELEASE:

Merck and Endocyte Announce Independent DSMB Recommends Vintafolide PROCEED Phase 3 Trial Be Stopped for Futility Following Interim Analysis

WHITEHOUSE STATION, N.J. & WEST LAFAYETTE, Ind., May 2, 2014 – Merck, known as MSD outside the United States and Canada (NYSE: MRK), and Endocyte, Inc. (NASDAQ: ECYT), today announced that the Data Safety Monitoring Board (DSMB) of the PROCEED trial has completed a pre-specified, interim futility analysis and the DSMB recommended that the trial be stopped because vintafolide did not demonstrate efficacy on the pre-specified outcome of Progression-Free Survival (PFS) in patients with platinum-resistant ovarian cancer. The DSMB did not identify any safety concerns for the patients enrolled in the trial. Based on the DSMB recommendation and while further review of the data are conducted, the Companies have taken steps to notify investigators that screening and randomization of participants in the trial will be suspended.

PROCEED is a Phase 3 randomized, double-blind clinical trial, evaluating vintafolide in combination with pegylated liposomal doxorubicin (PLD) compared to PLD plus placebo for the treatment of folate receptor-positive, platinum-resistant, ovarian cancer. The primary endpoint of the trial was PFS as measured by RECIST v 1.1 (Response Evaluation Criteria In Solid Tumor) criteria in patients with all target tumor lesions positive as assessed by etarfolatide imaging agent.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.

Merck Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Endocyte Forward-Looking Statement

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company's expectations for seeking regulatory approval and commercial launch of its products, including any conditional marketing authorization from the EMA, initiation of future clinical trials, and expectations for the receipt of milestones, royalties or other profits from the company’s partnership with Merck. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company's product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company's periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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